Exhibit 10.31

DENDREON CORPORATION INCENTIVE PLAN

SECTION 1.

BACKGROUND, PURPOSE AND DURATION

1.1.	Effective Date. The Plan is effective as of January 1, 2005 (the “Effective Date”).

1.2.	Purpose of the Plan. The Plan is designed to motivate employees to achieve the Company’s primary annual objectives by providing the opportunity for incentive compensation in addition to annual salaries. The terms of the Plan, as set forth herein, shall apply to awards granted under the Plan on and after the Effective Date.

SECTION 2.

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1.	“Actual Award” means as to any Performance Period, the actual award of incentive compensation (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 4.6 to increase, reduce or eliminate the award determined by the Payout Formula.

2.2.	“Affiliate” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, or any successor provision, and any joint venture in which the Company or any such “parent corporation” or “subsidiary corporation” owns a controlling equity interest.

2.3.	“Board” means the Board of Directors of the Company.

2.4.	“Code” means the Internal Revenue Code of 1986, as amended.

2.5.	“Committee” means the Compensation Committee of the Board or its delegate as set forth in Section 3.4 hereof.

2.6.	“Company” means Dendreon Corporation, a Delaware corporation.

2.7.	“Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.8.	“Fiscal Year” means the fiscal year of the Company.

2.9.	“Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.10.	“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 4.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.11.	“Performance Period” means generally, the Fiscal Year. However, the Committee may, at its discretion, designate a shorter period.

2.12.	“Plan” means the Dendreon Corporation Incentive Plan, as set forth herein and as hereafter amended from time to time.

2.13.	“Salary” of a Participant for a Performance Period, means the Participant’s eligible earnings during such period, determined in accordance with the Company’s normal payroll practices:

a.	including:

i.	base salary at the beginning of the Fiscal Year;

ii.	the amount of any reduction in Salary to which a Participant has agreed as part of any plan of the Company to use the amount of such reduction to purchase benefits under a cafeteria plan under Code Section 125, a transportation fringe benefit plan under Code Section 132(f), or in connection with any qualified cash or deferred arrangement under Code Section 401(k); and

iii.	if applicable, sick pay, vacation pay and paid time off; but

b.	excluding: (i) overtime and, if applicable, pay attributable to shift differentials, (ii) any discretionary bonuses (such as hiring bonuses); (iii) workers compensation payments; (iv) short-term disability benefit payments from a third party; (v) long-term disability benefit payments; (vi) other payments made by a third party; (vii) service awards; (viii) tuition reimbursements; (ix) relocation allowances; (x) severance payments; (xi) any one-time payment, or other payment not directly related to base salary (such as referral bonuses, incentive payments for a current Performance Period or prior Performance Period and other similar payments); (xii) payments of deferred compensation, whether qualified or nonqualified; (xiii) payments made to the Participant under the Company’s salary continuance plan for absence due to illness, injury, or approved medical leave of absence; and (xiv) expatriate allowances.

2.14.	“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Salary or a specific dollar amount, as determined by the Committee in accordance with Section 4.2 hereof.

2.15.	“Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not limited to, a termination by resignation, discharge, death, disability, retirement, or the cessation of Affiliate status, whether through sale, decrease in equity ownership or otherwise.

SECTION 3.

ADMINISTRATION

3.1.	Committee is the Administrator. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by the Board.

3.2.	Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be Participants, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

3.3.	Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

3.4.	Delegation of Authority. The Committee, in the exercise of its sole discretion, may delegate all or any part of its authority and powers under the Plan to other Board members or Dendreon employees on such terms and conditions as the Committee may provide, provided that no delegation of authority may be made with respect to any employee who is required to report pursuant to Section 16(a) of the Securities Exchange Act of 1934 or with respect to any officer of the Company that is a Vice President or more senior officer. Unless the Committee determines otherwise, the Committee shall be treated as having delegated its authority to the Company’s Chief Executive Officer (“CEO”) to the fullest extent permitted hereunder. The CEO may make such determinations and take such actions within the scope of such delegation as the CEO deems necessary. In his or her sole discretion, the CEO may delegate all or part of the CEO’s authority and powers under the Plan to one or more directors, officers, or other employees of the Company on such terms and conditions as he or she may provide.

3.5	Indemnification. To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee or the CEO delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damages, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

SECTION 4.

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

4.1.	Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period based upon the recommendation of appropriate management. In addition, the Committee, in its sole discretion, shall determine whether Employees who are hired after the commencement of a Performance Period shall participate in the Plan for that Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.2.	Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant, which shall be set forth in writing. The amount of each Participant’s Target Award shall be determined by the Committee in its sole discretion, based upon the Participant’s level of responsibility within the Company or such other objective criteria as the Committee may determine is appropriate.

4.3.	Determination of Performance Goals. The Committee, in its sole discretion, shall approve the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing. “Performance Goals” means, as to each Participant, a combination of Corporate Goals as determined by the Board to be applicable to the Participants for a Target Award for a Performance Period, and Unit/Individual Performance Category goal(s) determined by the Committee (in its sole discretion). The Performance Goals may differ from award to award.

Minimum threshold(s) may be set by the Committee for any or all of the Performance Categories (as defined in Section 4.4) for a Participant, below which no Actual Awards may be payable to the Participant.

A Participant may be assigned multiple Performance Goals in the same Performance Category. In such cases the Performance Goals shall be given a percentage weight that is dependent on the assessment of the importance of the Performance Objective and the sum of the percentage weights in a Performance Category shall equal 100%.

4.4.	Determination of Payout Formula or Formulas. The Committee, in its sole discretion, shall establish a Payout Formula or Formulas for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a combination of Performance Categories (as defined below) designated for the Participant, (c) be based on a comparison of actual performance to the Performance Goals, (d) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (e) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

Each Participant’s entitlement to an Actual Award will be based on one or more of the percentage-weighted combination(s) of the performance of the Company as a whole

(“Corporate Goals”), the Participant’s Unit (e.g., business unit, division, work group, department, country, geography, etc.) and/or the Participant’s individual performance (“Unit/Individual Performance”) (each defined as a “Performance Category”). The Committee shall designate for each Participant in the Plan a combination of Performance Categories based upon the level of impact and responsibility the Participant’s job has on corporate, sector and/or business unit specific financial results and/or individual performance. The Participant’s Payout Formula shall include one or a combination of the foregoing Performance Categories. For instance, the Payout Formula for Participant A may contain only Corporate Goals, in which case the Participant’s Payout Formula would be based solely on attainment of Corporate Goals. Likewise, the Payout Formula for Participant B may contain both Corporate Goals and Performance Goals in the Unit/Individual Performance Category, in which case the Participant’s Payout Formula would be based on attainment of both Corporate Goals and Unit/Individual Performance goals.

4.5.	Date for Determinations. The Committee shall make all determinations under Section 4.1 through 4.4 on or before the 90th day of each Performance Period, but in no event after 25% of the applicable Performance Period has elapsed.

4.6.	Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) increase the Actual Award payable to any Participant above that which otherwise would be payable under the Payout Formula, and (c) as further set forth in Section 5.4 below, determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant to Section 5.2 below.

4.7	Determination of Total Bonus Pool. The aggregate amount of Actual Awards available in each Performance Period for all Participants shall be equal to the Company’s achievement of the Corporate Goals, expressed as a percentage, as determined by the Committee, multiplied by the aggregate amount of Target Awards for all Participants during such Performance Period.

SECTION 5.

PAYMENT OF AWARDS

5.1.	Right to Receive Payment. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to the payment hereunder shall be no greater than the rights of the Company’s unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

5.2.	Timing of Payment. A Participant’s Actual Award for a Performance Period shall be paid to him or her within 75 days following the close of the Performance Period.

5.3.	Form of Payment. Payment of an Actual Award shall be in cash in the form of a lump sum.

5.4.	Termination of Employment During Performance Period. Except as otherwise provided in written agreements with the Company, a Participant shall not be entitled to any Actual Award for a Performance Period if the Participant has a Termination of Employment during the Performance Period or during the period between the end of the Performance Period and the date on which the Actual Award is otherwise payable to the Participant, unless otherwise determined solely at the discretion of the Committee. No such Actual Award may exceed a pro rata portion of the Actual Award for which the Participant otherwise would have been eligible, determined at the end of the applicable Performance Period based upon the portion of the Performance Period the Participant was employed by the Company or Affiliate.

SECTION 6.

GENERAL PROVISIONS

6.1.	Tax Withholding. The Company or an Affiliate shall have the right to deduct from any payment made under the Plan any federal, state, local or non-U.S. income, payroll or other taxes required by law to be withheld with respect to such payment.

6.2.	No Effect on Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate of the Company, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Affiliates.

6.3.	Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4.	Release. Any payment of an Actual Award to or for the benefit of a Participant or beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for payments under the Plan.

6.5.	Notices. Any notice provided by the Company under the Plan may be posted to a Company-designated website.

6.6.	Benefits Not Transferable. Except as may be approved by the Committee, a Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered, in whole or in part, either directly or by operation of law or otherwise including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to the Company or any of its Affiliates by the Participant.

6.7.	Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger or consolidation of all or substantially all of the business or assets of the Company or such Affiliate, or otherwise.

6.8.	Actions and Decision Regarding the Business or Operations of the Company. Notwithstanding anything in the Plan to the contrary, none of the Company, its officers, directors, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any Affiliates.

SECTION 7.

AMENDMENT, TERMINATION AND DURATION

7.1.	Plan Amendment or Suspension. The Plan may be amended or suspended in whole or in part at any time and from time to time by the Board.

7.2.	Plan Termination. This Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan.

7.3.	Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Sections 7.1 and 7.2 (regarding the Board’s right to amend or terminate the Plan, respectively), shall remain in effect thereafter.

SECTION 8.

LEGAL CONSTRUCTION

8.1.	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2.	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3.	Requirements of Law. The granting and payment of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4.	Governing Law. The validity, construction, interpretation, administration and effect of the Plan, and rights relating to the Plan and to awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.